Exhibit 10.2
HUDSON TALENT SOLUTIONS LLC
MANAGEMENT INCENTIVE PLAN
1.Establishment of Plan. Hudson Talent Solutions LLC, a Delaware limited liability company (“HTS”), hereby adopts and establishes an unfunded management incentive plan for certain eligible Persons, which shall be known as the Hudson Talent Solutions LLC Management Incentive Plan (the “Plan”) and shall take effect on November 13, 2025 (the “Effective Date”).
2.Purpose of Plan. The purpose of the Plan is to facilitate HTS’ ability to attract and retain highly qualified employees and other service providers and align the interests of those individuals with the financial success of HTS. The Plan is intended to function as a “bonus program” within the meaning of 29 C.F.R. 2510.3-2(c), exempt from all relevant provisions of Title I and Title II of the Employee Retirement Income Security Act of 1974, as amended.
3.Definitions.
(a)“Board” means the board of directors of the Company, as constituted from time to time.
(b)“Change of Control” means the consummation of the first transaction following the Effective Date, whether in a single transaction or in a series of related transactions, with any Independent Third Party or group of related or unrelated Independent Third Parties, pursuant to which such Independent Third Party or group of related or unrelated Independent Third Parties, directly or indirectly, (i) acquire (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise) a majority of the outstanding voting securities of HTS from the existing equity holders as of the date hereof, or (ii) acquire assets constituting all or substantially all (measured by value) of the assets of HTS and its subsidiaries on a consolidated basis. To the extent necessary to comply with Code Section 409A, a Change of Control must constitute a change in the ownership or effective control of HTS or a change in the ownership of a substantial portion of the assets of HTS within the meaning of 26 C.F.R. 1.409A-3(i)(5).
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means the Compensation Committee of the Board.
(e)“Company” means Star Equity Holdings, Inc., a Delaware corporation (formerly known as Hudson Global, Inc.).
(f)“Competitive Activity” means the Participant’s participation or engagement in any activity in violation of any agreement between the Participant and HTS or the Company or any general HTS or Company policy prohibiting (i) doing business with any enterprise or business that competes with the business of HTS, the Company, or their respective affiliates; (ii) the solicitation of HTS’, the Company’s, or their respective affiliates’ employees, clients, customers, vendors, or suppliers; or (iii) the unauthorized disclosure of confidential information of HTS, the Company, or their respective affiliates.
(g)“Independent Third Party” means any Person who, immediately prior to a Change of Control, does not own twenty-five percent (25%) of HTS’ outstanding
4929-3563-2130.10

voting securities on a fully diluted basis, who is not an affiliate of such Person, and who is not the spouse or descendant (by birth or adoption) of any such Person.
(h)“MIP Point” means a Participant’s fractional interest in the MIP Value. As of the Effective Date, there are a maximum of 100 MIP Points available for award under the Plan. Any MIP Points that, for any reason, expire, are cancelled, are forfeited, or are otherwise terminated without settlement as to such MIP Points may again be subject to grant under the Plan.
(i)“MIP Transaction Value Threshold” means the amount by which the aggregate Transaction Value is reduced for purposes of calculating the MIP Value. The MIP Transaction Value Threshold shall be determined by multiplying the percentage of the stock or assets of HTS that are acquired in connection with a Change of Control by $100,000,000. For example, if a Change of Control results in the sale of sixty percent (60%) of the voting stock of HTS, the MIP Transaction Value Threshold would be $60,000,000.
(j)“MIP Value” means ten percent (10%) of the aggregate Transaction Value, as reduced by the MIP Transaction Value Threshold. For example, based on Transaction Value of $250,000,000 upon the sale of one hundred percent (100%) of the assets of HTS, the MIP Value would equal $15,000,000.
(k)“MIP Value Per Point” means the MIP Value divided by the total number of vested and outstanding MIP Points.
(l)“Participant” means, unless determined otherwise by the Committee in its sole discretion, an employee, director, independent contractor, agent of HTS, or other Person that is selected by the Committee to participate in the Plan.
(m)“Person” means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity, and any spouse, heir, legatee, executor, administrator, predecessor, successor, representative or assign of any of the foregoing.
(n)“Qualifying Termination” means the termination of a Participant’s Service after December 31, 2029, provided the Participant has completed at least three (3) years of Service prior to his or her termination of Service and thereafter refrains from engaging in Competitive Activity.
(o)“Service” means a Participant’s employment or other service with HTS and its affiliates, in any capacity. A Participant’s Service is deemed to have terminated in accordance with HTS’ policies on termination as may be in effect from time to time. The Committee, in its sole discretion, shall determine whether a Participant’s Service has terminated and the effective date of, and reason for, such termination.
(p)“Transaction Value” means the valuation of one hundred percent (100%) of HTS, on a debt free and cash free basis, in connection with a Change of Control, provided that the Transaction Value in the event of a Change of Control will be reduced to reflect that portion of HTS that is disposed of by the Company in connection with such transaction.

4929-3563-2130.10

4.Eligibility; Participation.
(a)The Committee shall approve the Participants in the Plan and determine the number of MIP Points to which such Participant will be entitled, subject to input from HTS and Company management.
(b)Upon being selected for participation in the Plan, HTS shall communicate with the Participant to inform him or her of selection as a Participant and the number of MIP Points that have been awarded to the Participant.
(c)Each award of MIP Points to a Participant shall remain subject to this Plan and such other terms and conditions as determined by the Committee.
(d)Any amount to be paid to a Participant hereunder for any reason shall be conditioned upon the Participant signing a release in such form as the Committee shall from time to time approve, and such release becoming effective without any revocation by the Participant.
5.Vesting. A Participant shall not have a vested right with respect to any MIP Points that may be awarded under the Plan unless the Participant remains in continuous Service through the effective date of a Change of Control. Notwithstanding the prior sentence, if a Participant’s Service is terminated by the Company or HTS without cause (as such term is defined under an employment agreement, offer letter, or other terms of employment covering the Participant), the Participant shall retain the right to share in the MIP Value, if any, represented by his or her MIP Points if a Change of Control is consummated within nine (9) months following the effective date of the Participant’s termination of Service. For the avoidance of doubt, if a Participant’s Service is terminated other than in accordance with the prior sentence or on account of a Qualifying Termination, including on account of the Participant’s death, prior to earing a vested right to his or her MIP Points, such Participant’s MIP Points shall be forfeited and shall thereafter be available for future awards under the Plan.
6.Payment of MIP Value.
(a)Upon a Change of Control, the payment to which a Participant is entitled under the Plan, if any, shall be determined by multiplying the MIP Value Per Point by the number of vested MIP Points held by the Participant. Distributions shall be made in one lump sum cash payment as soon as administratively practical following the receipt of consideration on account of the Change of Control by the existing equity holders of HTS. Notwithstanding the last sentence, all payments under this Section 6(a) shall be intended to comply with the requirements of Treas. Reg. 1.409A-3(i)(5)(iv)(A) by being paid to the Participant on the same schedule and under the same terms and conditions as apply to payments generally applicable to the equity holders of HTS. In no event, however, shall a Participant be entitled to any portion of the MIP Value relating to consideration received by such equity holders more than sixty (60) months following the effective date of the Change of Control. In the event Change of Control consideration is paid in the form of cash, MIP Value shall be payable from applicable closing consideration as a transaction-related expense. In the event Change of Control consideration is paid in a form other than cash, MIP Value shall remain a liability and shall be payable from net working capital or in such other manner as may be determined by the Committee in accordance with the applicable purchase agreement.
(b)If a Participant has a Qualifying Termination prior to a Change of Control, HTS shall pay the Participant an amount, if any, equal to the MIP Value Per Point multiplied by the number of vested MIP Points held by the Participant on the effective

4929-3563-2130.10

date of his or her Qualifying Termination. Distributions shall be made in three (3) equal annual installments on each of the first three anniversaries of the Qualifying Termination (or next following business day of HTS). Such installments may be made in the form of cash or shares of the Company’s common or preferred stock, as determined by the Committee in its sole discretion. For purposes of this Section 6(b), the MIP Value shall be determined by the Committee as of the effective date of the Qualifying Termination in good faith taking into account all relevant facts and circumstances then known to the Committee as if a Change of Control had occurred.
7.Plan Administration.
(a)Administration by Committee. The Plan shall be administered by the Committee, which shall have the authority to:
(i)construe and interpret the Plan and apply its provisions;
(ii)promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;
(iii)authorize any Person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(iv)select, subject to the limitations set forth in the Plan, those Persons who shall be Participants;
(v)make all determinations regarding the eligibility, amount, form, and payment of any Plan benefits;
(vi)interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument or agreement relating to the Plan; and
(vii)exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of the Plan.
(b)Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Participants.
(c)Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on HTS and the Participants and Beneficiaries.
(d)Indemnification. No member of the Committee or any designee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan except for any liability arising from their own willful malfeasance, gross negligence, or reckless disregard of their duties. So long as the members of the Committee comply with the preceding sentence, the Committee and its constituent members shall be defended, indemnified, and held harmless from and against any claims brought by Participants and Beneficiaries.
8.Amendment and Termination. The Board may, at any time, and in its discretion, alter, amend, modify, suspend, or terminate the Plan or any portion thereof; provided, that, no

4929-3563-2130.10

payment of benefits shall occur upon termination of the Plan unless the requirements of Section 409A of the Code and related regulations (where applicable) have been met.
9.Compliance with Recoupment and Other Policies or Agreements.
(a)Notwithstanding anything in the Plan or any agreement thereunder to the contrary, the Committee may, at any time, consistent with, but without limiting, the authority granted herein, in its discretion provide that an award or benefits related to an award shall be forfeited and/or recouped (that is, returned to) HTS if the Participant, during Service or following termination of Service for any reason, engages in conduct that is determined by the Committee to be detrimental to the business or reputation of HTS, the Company, or any of their respective affiliates. In addition, without limiting the effect of the foregoing, as a condition to the grant of MIP Points or receipt or retention of cash or any other benefit under the Plan, the Committee may, at any time, require that a Participant agree to abide by any compensation recovery policy and/or other policies adopted by HTS, the Company, or any of their respective affiliates, each as in effect from time to time and to the extent applicable to the Participant. Further, each Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply under applicable law.
(b)Without in any way limiting the Committee’s authority under Section 9(a) or any other provision in the Plan or in any agreement thereunder, in the event the Committee, in its sole and absolute discretion, determines that the Participant has engaged in Competitive Activity at any time during his or her Service or within one (1) year following termination of Service, (i) any payments to which the Participant is otherwise entitled shall immediately cease and the Participant shall have no right to receive any further payments under the Plan; and (ii) the Participant shall immediately return to HTS, and HTS shall without any further action have the right to recover, any amounts that have been paid to the Participant pursuant to the Plan. This Section 9(b) shall not apply to Competitive Activity if the Participant’s Service is terminated following a Change of Control for reasons that do not constitute “cause” or on account of “good reason” (as such terms are defined in an applicable employment or other agreement between the Participant and HTS or the Company).
10.Miscellaneous.
(a)No Employment or Other Service Rights. Nothing in the Plan or any instrument executed pursuant thereto shall confer upon any Person any right to continue to serve HTS, the Company, or any of their respective affiliates or interfere in any way with the right of HTS, the Company, or any of their respective affiliates to terminate such Participant’s Service at any time with or without notice and with or without cause.
(b)Other Benefits. Amounts paid under the Plan shall not be considered part of a Participant’s salary or compensation for purposes of determining or calculating other benefits under any other employee benefit plan, policy, or program of HTS or the Company.
(c)Tax Withholding. HTS, the Company, and their respective affiliates, shall have the right to deduct from any amounts otherwise payable under the Plan any federal, state, local, or other applicable taxes or other amounts lawfully required to be withheld.
(d)Governing Law; Forum Selection. The Plan shall be administered, construed and governed in all respects under and by the laws of the state of Connecticut, without reference to the principles of conflicts of law; and any action or claim arising

4929-3563-2130.10

under or in any way related to the Plan, or pertaining to an individual’s interest in or rights under the Plan, shall only be instituted and prosecuted in the courts of Fairfield County, Connecticut.
(e)Code Section 409A. HTS intends that the Plan comply with the requirements of Code Section 409A and related regulations or otherwise satisfy and exemption therefrom. If the Plan or any provision thereof shall be held to be subject to Code Section 409A, the Plan or such provision shall be operated and interpreted consistently with that intent. Notwithstanding the foregoing, HTS makes no representation that the Plan complies with Code Section 409A and all related regulations and shall have no liability to any Participant for any failure to comply with Code Section 409A. Each Participant is fully responsible for any and all taxes or other amounts imposed by Code Section 409A.
(f)Unfunded Benefit. All amounts provided under the Plan shall be paid from the general assets of HTS and no separate fund shall be established to provide for or otherwise secure the right to any payment hereunder. To the extent that any person acquires the right to receive payment under the Plan, such right shall be no greater than the right of an unsecured general creditor of HTS.
(g)No Assignment. Neither a Participant nor any other Person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, transfer, hypothecate, or convey any interest in the Plan or any amount that becomes or may become payable hereunder, other than in accordance with the designation of a Beneficiary pursuant to the Plan.
(h)Severability. If any provision of the Plan is held to be invalid, illegal, or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected.
(i)No Equity Holder Rights. A Participant shall not have any voting or other equity holder rights by reason of a grant of MIP Points or the receipt of benefits under the Plan.
(j)Headings. Headings are for convenience only and are not to be considered in the construction of the provisions hereof.
IN WITNESS WHEREOF, this Hudson Talent Solutions LLC Management Incentive Plan is executed on behalf of HTS as of the thirteenth day of November, 2025.

HUDSON TALENT SOLUTIONS LLC

By: _/s/ Jeffrey E. Eberwein________________

Title: Manager___________________________

4929-3563-2130.10